2200 Montauk Highway PO Box 3005 Bridgehampton, NY 11932 631.537.1000 631.537.1835 www.bnbbank.com
May 14, 2020

Dear Shareholder:
Our annual meeting of shareholders is scheduled for June 2, 2020 at 11:00 am (EDT).  Each year we look forward to the opportunity to meet those shareholders who attend the meeting and to review with them the year that has closed and our prospects for the year ahead.
In light of the COVID-19 pandemic and Governor Cuomo’s continuation of the Executive Order banning non-essential gatherings through June 7th, we are requesting that shareholders call into the annual meeting rather than attend in person.
Shareholders can listen to the Bridge Bancorp meeting live, as well as ask questions by calling:
1-844-746-0738
If you plan to participate by phone, please call-in 5 to 10 minutes prior to the meeting start time.
Shareholders who would like to join the conference call are encouraged to pre-register using the following link: http://dpregister.com/10141514. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.
As with every annual meeting, we are asking that you complete and return the proxy card previously provided to you or vote by following the instructions for voting by internet or telephone that also were previously provided.  Your vote is important, regardless of the number of shares owned.
We thank you in advance for your understanding in these unprecedented times, and we look forward to seeing you at a future annual meeting.
Sincerely,

Kevin M. O’Connor
President and Chief Executive Officer